Apollo Gold Reports First Quarter 2008 Results

Denver, Colorado - May 7, 2008 - Apollo Gold Corporation (“Apollo” or the “Company”) (APG:TSX, AGT:AMEX) announced today net income of $3.7 million, or $0.02 per share, for the three months ended March 31, 2008, as compared to a net loss of $4.6 million, or $0.03 per share, for the three months ended March 31, 2007. Unless otherwise indicated, all dollar amounts are reported in US currency.

David Russell, President and CEO of Apollo, said, “I am very pleased with the Company’s performance this quarter and the fact that this is our fourth straight quarter of net income. I now look forward to the rest of the year as we proceed with our efforts to finance our Black Fox project and therefore progress it towards production in 2009.”

First Quarter 2008 Highlights

Montana Tunnels Mine

During the first quarter 2008, approximately 2,255,000 tons were mined, of which 1,982,000 tons were ore. The mill processed 1,227,000 tons of ore at an average throughput of 13,500 tons per day in the quarter and there was an increase in the ore stockpiled at the mill site of approximately 750,000 tons of ore during the quarter. As at March 31, 2008, the ore stockpile sitting alongside the mill was 1,260,000 tons. Payable metal production was 13,900 ounces of gold, 170,000 ounces of silver, 4,249,000 pounds of lead and 8,864,000 pounds of zinc. Apollo’s share of this production is 50%.

Total cash costs1  for the first quarter 2008 on a by-product basis were minus $3 per ounce of gold and on a co-product basis they were $561 per ounce of gold, $8.20 per ounce of silver, $0.81 per lb of lead and $0.62 per lb of zinc.

Black Fox

On February 29, 2008, we announced a new reserve statement which showed a probable reserve of 1,330,000 ounces of gold based on a gold price of $650 per ounce. On April 15, 2008, we announced the results of the bankable feasibility study (“Study”) for Black Fox showing a net present value of $302 million and an internal rate of return of 62%, using a gold price of $750 per ounce. The average total cash costs for the first three years of production is estimated at $326 per ounce of gold and annual production is estimated at more than 150,000 ounces of gold. The Study was prepared by SRK Consulting (“SRK”), Denver, Colorado. As used herein the term “bankable feasibility study” means a comprehensive analysis of a project’s economics (+/- 15% precision) which Apollo believes would be acceptable to a lender in making a determination as to whether to provide financing. The table below summarizes the Black Fox Total Mineral Reserve.

Black Fox Probable Reserve Statement as of February 29, 2008

Mining Method	Cutoff Grade Au g/t	Tonnes (000)	Grade Au g/t	Contained Au Ounces
Open Pit	1.0	4,350	5.2	730,000
Underground	3.0	2,110	8.8	600,000
Total Reserves				1,330,000

1“Total cash costs” is a non-GAAP financial measure. Please see the note regarding non-GAAP financial measures at the end of this press release.

Huizopa Project

During the first quarter 2008 the Company commenced a helicopter assisted core drilling program on two identified targets at its Huizopa project. At March 31, 2008, twelve core holes had been completed and assays were expected during the second quarter 2008.

Consolidated Financial Results Summary

(All Dollars in US, 000's, except per share data)	Three months ended March 31,
	2008	2007(1)
Revenues from sale of minerals for the period	$15,902	$2,890
Net income (loss) for the period	$3,654	($4,647)

Basic and diluted net income (loss) per share (US$)	$0.02	($0.03)

(1) Revenues in the first quarter of 2007 only include the month of March as milling was restarted on March 1, 2007 after being shut down since May of 2006.

Apollo Gold Corporation

Apollo is a gold mining and exploration company which operates the Montana Tunnels mine, which is a 50% joint venture with Elkhorn Tunnels, LLC, in Montana, the Black Fox advanced stage development project in Ontario, Canada, and the Huizopa project, an early stage exploration project in the Sierra Madres in Chihuahua, Mexico.

Annual Meeting of Shareholders

The annual meeting of shareholders will be held at 10:00 a.m. (MST) on May 7, 2008 at the Embassy Suites Denver Southeast, 7525 E. Hampden Avenue, Denver, Colorado, USA.

1st Quarter 2008 Financial and Operating Results Release Conference Call Details:

Tuesday, May 13, 2008	11:30 AM EST
Call-in Number - North America	(877) 407-8031
Call-in Number - International	(201) 689-8031

The conference call will be available for replay until May 20, 2008 by calling (877) 660-6853 for North American callers and (201) 612-7415 for International callers. You will need both account 286 and conference id# 284751 for playback. A link to the live webcast of the conference call will be available also on the Company website until August 12, 2008.

Contact Information:
Apollo Gold Corporation
Investor Relations - Marlene Matsuoka
Phone: 720-886-9656 Ext. 217	Toll Free: 1-877-465-3484
E-mail: info@apollogold.com	Website: www.apollogold.com

FORWARD-LOOKING STATEMENTS
This press release includes “Forward-Looking Statements” within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “schedules,” “predicts,” “intends,” “continue,” or the negative of such terms, or other comparable terminology. All statements regarding: future financing of the Black Fox project, timing of the commencement of production at Black Fox, future average cash costs and production at Black Fox, and timing and completion of assay results at our Huizopa project are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from these forward-looking statements include: difficulties or delays in permitting at Black Fox, results of drilling and other exploration activities at Huizopa, and other factors disclosed under the heading “Risk Factors” in Apollo’s most recent annual report on Form 10-K filed with the United States Securities and Exchange Commission and elsewhere in Apollo’s documents filed from time to time with the Toronto Stock Exchange, The American Stock Exchange, The United States Securities and Exchange Commission and other regulatory authorities. All forward-looking statements included in this press release are based on information available to Apollo on the date hereof. Apollo assumes no obligation to update any forward-looking statements.

NON-GAAP FINANCIAL MEASURES
The term "total cash costs" is a non-GAAP financial measure and is used on a per ounce of gold basis. Total cash cost is equivalent to direct operating cost as found on the Consolidated Statements of Operations and includes by-product credits for payable silver, lead, and zinc production. We have included total cash cost information to provide investors with information about the cost structure of our mining operation. This information differs from measures of performance determined in accordance with GAAP in Canada and in the United States and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. This measure is not necessarily indicative of operating profit or cash flow from operations as determined under GAAP and may not be comparable to similarly titled measures of other companies.